Exhibit 10.27

EXECUTION VERSION

FIRST AMENDMENT TO MASTER LOAN AGREEMENT AND LOAN DOCUMENTS

THIS FIRST AMENDMENT TO MASTER LOAN AGREEMENT AND LOAN DOCUMENTS (this “Amendment”) is dated as of November 30, 2022 (the “Amendment Execution Date”), but effective as of September 28, 2022 (the “Amendment Effective Date”), by and among MACQUARIE PF INC., a Delaware corporation, with an address at 125 West 55th Street, New York, New York 10019 (together with its successors and/or assigns, “Lender”), TPHGREENWICH OWNER LLC, a Delaware limited liability company with an address at c/o Trinity Place Holdings Inc., 340 Madison Avenue, 3rd Floor, Suite 3C, New York, New York 10173 (“Borrower”) and, solely for purposes of Sections 5, 7(b), 8, 9 and 10 hereof, TRINITY PLACE HOLDINGS INC., a Delaware corporation, having an address at 340 Madison Avenue, 3rd Floor, Suite 3C, New York, New York 10173 (“Guarantor”).

R E C I T A L S:

A.Pursuant to (x) that certain Master Loan Agreement (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Original Loan Agreement”), (y) that certain Amended and Restated Building Loan Agreement (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Building Loan Agreement”), and (z) that certain Project Loan Agreement, (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Project Loan Agreement”; together with the Original Loan Agreement and Building Loan Agreement, collectively, the “Loan Agreements”), each dated as of October 22, 2021 (the “Closing Date”), between Borrower and Lender, Lender made (i) a term loan in the principal amount of Twenty Eight Million Nine Hundred Sixty One Thousand Nine Hundred Forty Five and 00/100 Dollars ($28,961,945.00) (the “Term Loan”), (ii) a building loan in the principal amount of up to One Hundred Twenty Eight Million One Hundred Ninety Seven Thousand Eight Hundred Seventy Eight and 00/100 Dollars $(128,197.878.00) (the “Building Loan”), and (iii) a project loan in the principal amount of up to Nine Million Five Hundred Forty Thousand One Hundred Seventy Seven and 00/100 Dollars ($9,540,177.00) (the “Project Loan” together with Term Loan and Building Loan collectively the “Loan” or “Loans”), which Loans are evidenced by (i) that certain Amended, Restated and Consolidated Term Loan Promissory Note in the principal amount of $28,961,945.00 (the “Term Loan Note”), (ii) that certain Amended, Restated and Consolidated Building Loan Promissory Note in the principal amount of up to $128,197.878.00 (the “Building Loan Note”), and (iii) that certain Project Loan Promissory Note in the principal amount of up to $9,540,177.00 (the “Project Loan Note”; together with the Term Loan Note and Building Loan Note, as the same may be amended or modified from time to time, collectively, the “Note”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Original Loan Agreement (as amended pursuant to this Amendment).

B.The Loan is secured, inter alia, by Borrower’s interest in and to that certain real property located in the City of New York, County of New York and State of New York and more particularly described in Exhibit A attached to the Mortgage described below (collectively, the

“Premises”), as evidenced by (i) that certain Amended, Restated and Consolidated Term Loan Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing (the “Term Loan Mortgage”), (ii) that certain Amended, Restated and Consolidated Building Loan Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing (the “Building Loan Mortgage”), and (iii) that certain Project Loan Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing (the “Project Loan Mortgage”; together with the Term Loan Mortgage and the Building Loan Mortgage, as the same may be amended or modified from time to time, collectively, the “Mortgage”).

C.Prior to the date hereof, Borrower has requested, and Lender has funded, certain Advances in order for Borrower to make the “Termination Payment” (as such term is defined in the Transit Improvement Agreement, as amended by that certain First Amendment to Transit Improvement Agreement, dated March 28, 2019, and by that certain Second Amendment to Transit Improvement Agreement, dated September 15, 2022 (the Transit Improvement Agreement, as amended, the “Amended TIA”) to the MTA (the “Termination Payment Funding”), and, by that certain letter dated of October 27, 2022, the MTA has confirmed that the Amended TIA and all of Borrower’s obligations thereunder have been terminated (except to the extent any liabilities or obligations of Borrower under the Amended TIA shall survive such termination).

D.In consideration of the foregoing and certain other accommodations requested by Borrower, Lender and Borrower have agreed, among other things, that Lender shall draw upon the Letter of Credit for the full Required L/C amount to (i) fund a PIK Interest Reserve Account as more particularly set forth herein, and (ii) make a payment to Lender on account of accrued and unpaid PIK Interest existing as of the Amendment Execution Date.

E.Therefore, the parties now desire to amend the Original Loan Agreement and the Loan Documents on the terms and conditions set forth in this Amendment.

NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Conditions Precedent.  Lender’s execution of this Amendment shall be conditioned upon satisfaction of the following condition precedents, as reasonably determined by Lender:

(a)Execution and delivery of this Amendment and all other amendments and/or restatements of Loan Documents required in connection herewith by Borrower, Guarantor, and Lender;

(b)All fees and expenses payable to Lender pursuant to the Original Loan Agreement and the other Loan Documents, including reasonable out-of-pocket expenses incurred by Lender in connection with this Amendment shall have been paid by Borrower to Lender, in full;

(c)All payments on the Loan, as modified by this Amendment (including, but not limited to, all payments of taxes, assessments, insurance premiums and other expenses relating to the Premises), are current in accordance with the terms, provisions, covenants and conditions of this Amendment and the other Loan Documents, and the Loan is not Out of Balance;

(d)Lender shall have received, in immediately available funds, the Required L/C Amount ($4,000,00.00), drawn under the Letter of Credit, the proceeds of which shall be applied as follows: (i) $1,000,000.00 to pay accrued and unpaid PIK Interest existing as of the Amendment Execution Date, and (ii) $3,000,000.00 to be deposited in the PIK Interest Reserve Account to be applied in accordance with Section 2.13 of the Loan Agreements (as amended by this Amendment);

(e)Lender shall have approved and received a fully-executed Mezzanine Loan Amendment (as hereinafter defined); and

(f)Lender shall have approved the updated budget for the Project attached hereto as Exhibit A (the “Updated Approved Budget”).

2.MTA Work. As a result of the Termination Payment Funding made pursuant to and in accordance with the Updated Approved Budget, Lender and Borrower hereby acknowledge and agree that from and after the date hereof, all obligations of Borrower under the Amended TIA or otherwise in connection with the MTA Work have been satisfied in full and Borrower shall have no further obligations under the Loan Documents in respect thereof (except to the extent any liabilities or obligations of Borrower under the Amended TIA shall survive such termination). Any and all references to “Transit Improvement Agreement” and “MTA Work” under the Loan Documents (including, but not limited to, the Completion Guaranty) shall be deemed to be of no further force and effect.

3.Letter of Credit Draw Authorization. Borrower hereby authorizes Lender to draw upon the Letter of Credit in the full amount of the Required L/C Amount pursuant to Section 8.21 of the Original Loan Agreement.

4.Amendments to Original Loan Agreement.

(a)Existing Definitions.  Section 1.1 of the Original Loan Agreement is hereby amended by deleting the definitions of “Completion Date”, “Disbursement to Borrower” and “Funds”, and replacing such definitions with the following:

“Completion Date” shall mean September 29, 2023.

“Disbursement to Borrower” or “Disbursement” means the disbursement of Funds by Lender to Borrower in accordance with the applicable provisions of this Agreement, from the Loan Reserve, Carry Cost Reserve Account, PIK Interest Reserve Account or as a Loan Advance.

“Funds” means the proceeds of the Loan, Required Equity and any other amounts in the Loan Reserve, PIK Interest Reserve Account or Carry Cost Reserve Account.

(b)New Definitions.  The Original Loan Agreement is hereby amended by adding the following definitions in alphabetical order to Section 1.1 of the Original Loan Agreement:

“Amendment Execution Date” shall mean November 30, 2022.

“Excess PIK Interest Reserve Funds” is defined in Section 2.13(b).

“Monthly PIK Interest Reserve Funds Maximum Amount” is defined in Section 2.13(b).

“Quarterly Sales Hurdle” is defined in Section 2.7(f).

“Quarterly Sales Hurdle Shortfall Payment” is defined in Section 2.7(f).

“PIK Interest Balance Trigger Shortfall” is defined in Section 2.13(b).

“PIK Interest Reserve Account” is defined in Section 2.13(a).

“PIK Interest Reserve Funds” is defined in Section 2.13(a).

“Sales Hurdle Period” shall mean each period commencing on the first calendar day of a calendar quarter and ending on (and including) the last day of such calendar quarter, provided that it is agreed and acknowledged by Lender and Borrower that the first Sales Hurdle Period shall commence on the Amendment Execution Date and expire on March 31, 2023.

“Sales Hurdle Surplus Amount” is defined in Section 2.7(f).

“Sales Hurdle Threshold Amount” is defined in Section 2.7(f).

(c)Section 2.7(d)(i) of the Original Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(i)First, to the principal balance of the Loan (but not accrued and unpaid PIK Interest) up to the amount of the Residential Unit Minimum Release Price or Retail Unit Minimum Release Price, as applicable, plus any Exit Fee due and payable on such principal repayment (pro rata);”

(d)Section 2.7(e) of the Original Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(e)Intentionally Omitted.”

(e)Section 2.7 of the Original Loan Agreement is hereby amended by inserting the following as a new clause (f):

“(f)Commencing on April 3, 2023, and on each subsequent Payment Date thereafter immediately following the expiration of a Sales Hurdle Period,

Borrower shall have caused, during the immediately preceding Sales Hurdle Period, the sale of Residential Units or the Retail Unit (i.e., fee title to such Condominium Units shall have been conveyed to the applicable Residential Unit Purchasers or the purchaser of the Retail Unit) in accordance with this Agreement such that proceeds applied pursuant to and in accordance with Section 2.7 result in an amount of at least $7,500,000.00 (the “Sales Hurdle Threshold Amount”) to be applied towards the repayment of the Loan (the “Quarterly Sales Hurdle”). For the avoidance of doubt, Exhibit B attached hereto sets forth, for each Sales Hurdle Period, the cumulative principal amount that is required to have been repaid at the end of each Sales Hurdle Period.  In the event that Borrower has not timely satisfied the Quarterly Sales Hurdle by the expiration of the applicable Sales Hurdles Period, Borrower shall be required, on or prior to the first Business Day to occur after such Sales Hurdles Period, to make a partial prepayment of the Loan in accordance with the terms of Section 2.5 in an amount equal to the difference between the Sales Hurdle Threshold Amount and the aggregate Residential Net Unit Net Sales Proceeds and the Retail Net Unit Sales Proceeds applied towards the repayment of the Loan during the applicable Sales Hurdle Period (such payment, a “Quarterly Sales Hurdle Shortfall Payment”). Notwithstanding the foregoing, to the extent that Borrower shall have caused the sale of Residential Units with an aggregate Residential Unit Net Sales Proceeds and/or the sale of the Retail Unit with Retail Unit Net Sales Proceeds in excess, in the aggregate, of the Sales Hurdle Threshold Amount and applied the same towards the repayment of the Loan (any excess amounts above the Sales Hurdle Threshold Amount is referred to herein as the “Sales Hurdle Surplus Amount”), then the Sales Hurdle Threshold Amount(s) required to satisfy the Quarterly Sales Hurdle(s) for the next succeeding Sales Hurdle Period or Sales Hurdle Periods, as applicable, shall be reduced dollar-for-dollar by such Sales Hurdle Surplus Amount.”

(f)Section 2.10 of the Original Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Section 2.10   Reserve Account.  The Carry Cost Reserve Account and PIK Interest Reserve Account shall be under the sole dominion and control of Lender.  All interest earned on the Carry Cost Reserve Account and PIK Interest Reserve Account shall be allocated to Borrower for income tax purposes, but it shall be added to and disbursed as a part of the Carry Cost Reserve or PIK Interest Reserve Account, as applicable.  Borrower hereby assigns and grants Lender a security interest in (x) the Carry Cost Reserve funds in the Carry Cost Reserve Account and (y) the PIK Interest Reserve Funds in the PIK Interest Reserve Account, as security for payment and performance of Borrower’s obligations under the Loan Documents.  All (x) Carry Cost Reserve funds in the Carry Cost Reserve Account and (y) PIK Interest Reserve Funds in the PIK Interest Reserve Account, shall be additional security for the Loan, and upon the occurrence of an Event of Default, Lender shall be authorized to apply such funds to Borrower’s obligations under the Loan Documents in such order and priority as Lender may elect in its sole discretion.”

(g)The Original Loan Agreement is hereby amended by adding the following as a new Section 2.13 therein:

“Section 2.13 PIK Interest Reserve.

(a)Deposit of PIK Interest Reserve Funds. On the Amendment Execution Date, Borrower shall cause to be deposited Three Million and No/100 Dollars ($3,000,000.00) into an interest reserve (the “PIK Interest Reserve Account”) to be held in accordance with this Section 2.13.  Amounts so deposited pursuant to this Section 2.13(a), together with any other amounts paid by Borrower to Lender for deposit into the PIK Interest Reserve Account, shall hereinafter be referred to as the “PIK Interest Reserve Funds”.

(b)Disbursements from PIK Interest Reserve Account. Subject to Section 2.3(b), provided no Event of Default is continuing, commencing on the Payment Date occurring on December 1, 2022 and on any Payment Date thereafter, Lender shall, if requested by Borrower at least two (2) Business Days prior to a Payment Date (which request may be made by email without the need to provide the request via another delivery method), disburse PIK Interest Reserve Funds in an amount (except as otherwise set forth below) not to exceed Three Hundred Thirty-Five Thousand and No/100 Dollars ($335,000.00) (the “Monthly PIK Interest Reserve Funds Maximum Amount”), solely to the extent, and in the amount, that the aggregate amount of accrued and unpaid PIK Interest (but not Additional Contingency Unused Fee) during the Interest Period immediately preceding such Payment Date exceeds the PIK Balance Trigger (a “PIK Interest Balance Trigger Shortfall”) and Borrower would otherwise be required to make a cash payment of such PIK Interest Balance Trigger Shortfall in accordance with Section 2.3(b). Notwithstanding the foregoing, Borrower shall be permitted to carry-over to any future Payment Date in which a PIK Interest Balance Trigger Shortfall exists, the aggregate amount of any PIK Interest Reserve Funds that were not disbursed on a Payment Date (“Excess PIK Interest Reserve Funds”), and Borrower shall be permitted to request Excess PIK Interest Reserve Funds to cover one or more PIK Balance Trigger Shortfalls.

(c)For the avoidance of doubt, in no event shall the aggregate amount drawn from the PIK Interest Reserve Account at any given time exceed the product of (i) the Monthly PIK Interest Reserve Funds Maximum Amount and (ii) the number of months elapsed from the Amendment Execution Date. A schedule of the permitted aggregate drawdowns is depicted on Exhibit B attached hereto.

(d)Borrower agrees and acknowledges that neither the insufficiency of the amount of, nor the unavailability of, the PIK Interest Reserve Funds is intended to, and shall therefore not, constitute a limitation on the obligation of Borrower to pay the monthly installments of interest and/or PIK Interest as and when required under this Agreement.  Upon full payment of the Indebtedness in accordance with the Loan Documents, the balance of the PIK Interest Reserve Funds then in Lender’s possession, if any, shall be paid over to Borrower.”

(h)Section 3.11 of the Original Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Section 3.11 Balancing; Loan Reserve.   If at any time during the term of the Loan, Lender reasonably determines that the Loan is Out of Balance (taking into account any Interest Rate Protection Agreements in place, amounts remaining in the Contingency Line Item  available for the Project on a percentage complete basis and Available Cost Savings), Borrower shall, prior to any further Disbursements to Borrower being made by Lender, make an additional Equity Deposit in an amount sufficient to bring the Loan “in balance” for deposit into the Loan Reserve within twenty (20) Business Days following demand from Lender.  Anything contained in this Agreement to the contrary notwithstanding: (i) it is expressly understood and agreed that Borrower shall cause the Loan to be “in balance” at all times, and (ii) Lender shall not be obligated to make any Disbursements to Borrower if the Loan is Out of Balance.  The Loan shall be deemed “Out of Balance” if the ratio, expressed as a percent, of (a) the sum (without duplication) of (i) the remaining costs to achieve Final Completion of the Construction Work (other than such SCA Additional Construction Items and SCA Pre- and Post-Turnover Work that Borrower is not required to complete as a result of a default of the SCA pursuant to the terms of the School Unit Purchase Agreement) and SCA Fit-Out Impacted Work in accordance with the School Unit Purchase Agreement, (ii) estimated cash interest under the Loan at the Contract Rate and the Additional Contingency Unused Fee required to be paid through the earlier of the date Lender reasonably projects that the Loan will be repaid (taking into account available PIK Interest and accrual of the Additional Contingency Unused Fee up to the PIK Balance Trigger in accordance with this Agreement at the time of calculation), (iii) pending and/or disputed Change Orders, each as reasonably determined by Lender (provided that Lender shall not determine that the Loan is Out of Balance solely based on the voided and disputed Change Orders set forth on Sections III and IV, respectively, of Schedule C attached hereto as of the date hereof, unless it receives new information from and after the Closing Date that would reasonably be expected to alter the amount or status of any such disputed Change Orders, including final resolution with respect thereto), (iv) estimated Carry Costs required to be paid through the date Lender reasonably projects all Residential Units will be sold, (v) amounts required to be escrowed under applicable Legal Requirements in connection with the sale of Residential Units in order to obtain a permanent certificate of occupancy with respect to the Project (to the extent such amounts are not reasonably expected to be funded using Purchase Agreement Deposits), and (vi) estimated costs and expenses for the payment of leasing commissions, tenant improvement allowances and tenant improvement work with respect to the Retail Unit, to (b) the sum (without duplication) of (i) the unfunded portion of the Building Loan and the Project Loan, (ii) the Equity Deposits, if any, then held by Lender, (iii) the Carry Cost

Reserve Funds, (iv) amounts funded or to be funded by the SCA but not yet applied (in the case of amounts not yet funded by the SCA at the time in question, so long as no default by the SCA shall have occurred thereunder which continues after the giving of any applicable notice and expiration of the applicable cure period; provided, however, that School Cost Payments that the SCA fails to fund when required under the terms of the School Unit Purchase Agreement or which Lender reasonably determines under Section 3.4(e)(y) will not be funded by the SCA shall not be taken into account in the forgoing calculation) and amounts in the School Purchase Control Account or School Cost Control Account, (v) amounts on deposit in the Loan Reserve, and (vi) amounts in the PIK Interest Reserve Account, is greater than one-hundred percent (100%). Amounts described in clause (b) of the immediately preceding sentence shall only be taken into account to the extent there are corresponding costs described in clause (a) of such sentence for which they can be utilized. The unfunded portions of the Building Loan and the Project Loan will include the required Contingency, as reasonably determined by Lender based upon the then current percent of completion, and Available Cost Savings. Notwithstanding anything to the contrary contained in Section 3.4(e) or this Section 3.11, the Loan shall not be deemed to be Out of Balance due to the fact that a default by SCA under the School Unit Purchase Agreement shall have occurred which continues after the giving of any applicable notice and expiration of the applicable cure period, SCA shall have failed to fund any School Cost Payments when required under the terms of the School Unit Purchase Agreement or Lender has reasonably determined under Section 3.4(e)(y) that certain School Cost Payments will not be funded by SCA, in any such case, so long as Borrower or SCA thereafter funds each School Cost Payment on or prior to the later to occur of (x) the date upon which such School Cost Payment would have been payable by SCA under the School Unit Purchase Agreement if not for such default by SCA, failure to fund by SCA or determination by Lender or (y) the date upon which Borrower is required to make such payment pursuant Section 3.4(e)(y).

(i)Section 8.21 of the Original Loan Agreement (captioned “Letter of Credit”), and all references to Letter of Credit contained in the Original Loan Agreement, are hereby deleted in their entirety.

(j)Section 4.1(b) of the Original Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(b)Borrower shall achieve each of the following conditions on or before the date specified therefor (each such condition shall be referred to individually as a “Milestone Construction Hurdle” and the corresponding dates for Borrower to achieve such Milestone Construction Hurdle are referred to individually as a “Milestone Deadline”), it being expressly understood and agreed by Borrower that in no event shall any Milestone Deadline be extended due to Force Majeure events.

	Milestone Construction Hurdle (from Construction Timeline)	Milestone Deadline
1	Substantial Completion and Temporary Certificate(s) of Occupancy for all Residential Units and the 41st floor Cloud Club amenities (marketing floor designations)	March 1, 2023

2	Substantial Completion and Temporary Certificate of Occupancy for the 42nd floor roof deck amenities (marketing floor designations)	June 30, 2023

3	Temporary Certificate of Occupancy for the 12th floor terrace and dog run (marketing floor designations)	September 29, 2023

4	Final Completion	September 29, 2023

(k)Section 9.1(a)(v) of the Original Loan Agreement is hereby in its entirety and replaced with the following:

“(v)Borrower shall deliver the following in connection with the sale and marketing of Residential Units: (A) no later than 5:00 PM EST on the Monday of each week (1) a weekly traffic report, including a listing of all tours completed, a description of the units viewed and a description of purchasers, both prospective and under-contract (i.e. cash or financing), (2) a summary of offers received during the previous week and counter-offers made by Borrower, (3) copies of all Residential Unit Contracts of Sale, (4) an updated closing schedule, (5) any material correspondence received by Sales Agent or any Residential Unit Purchaser, (6) any other detailed material marketing and sales reports or information not specified in subsections (1) through (5) above, and (B) no later than 5:00 PM EST on the Monday of every other week (1) a detailed summary of deposits and escrow accounts, and (2) an updated statement of all Required PCO Reserve Deposit Amounts being held pursuant to the PCO Escrow Requirement. Any failure of Borrower to provide Lender with the statements, reports or information required by this Section 9.1(a)(v) within ten (10) days following Lender’s written request therefor shall constitute an immediate Event of Default.”

(l)Section 11.1(a) of the Original Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(a)  Failure to pay (i) any monthly installment of interest in accordance with Section 2.3 on the date such amount is due (provided that it shall not be an Event of Default under this clause (i) (x) so long as Borrower makes such payment of interest due within two (2) Business Days after the applicable Payment Date, and Borrower has not failed to make any other payments of interest due with respect to the Loan on the applicable Payment Date more than two (2) other times during the twelve (12) month period prior to such missed payment or (y) solely in connection with the payment of any PIK Interest Balance Trigger Shortfall, subject to Section 2.13(b), if there are sufficient funds available in the PIK Interest Reserve Account and Borrower otherwise satisfies all of the conditions to a Disbursement to Borrower), (ii) the failure to pay Lender the Residential Unit Net Sale Proceeds or Retail Unit Net Sale Proceeds in accordance with Section 2.3(c) or Section 2.3(d), as applicable, or (iii) the entire amount due under the Loan Documents by the Maturity Date;”

(m)Section 11.1 of the Original Loan Agreement is hereby amended by adding the following as a new clause (hh):

“(hh) if Borrower shall fail to either satisfy a Quarterly Sales Hurdle or make the prepayment then required pursuant to Section 2.7(f).”

(n)Exhibit B to the Original Loan Agreement is hereby deleted in its entirety and replaced with the Updated Approved Budget attached to this Amendment as Exhibit A.

5.Omnibus Modifications.  From and after the Amendment Effective Date, the Original Loan Agreement and each of the other Loan Documents shall be revised as follows:

(a)Loan Agreement References.  All references to the “Agreement” contained in the Original Loan Agreement or to the “Master Loan Agreement” or “Loan Agreement” contained in any of the other Loan Documents, shall mean the Original Loan Agreement, as amended by this Amendment, as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time.

(b)Loan Document References.  All references to any Loan Document contained in the Original Loan Agreement or any of the other Loan Documents shall mean such Loan Document, in each case, as amended and ratified by this Amendment, and as each such Loan Document may be amended, restated, replaced, supplemented or otherwise modified from time to time.  All references to the “Loan Documents” contained in the Original Loan Agreement or any of the other Loan Documents shall mean the Loan Documents, in each case, as amended or otherwise modified by this Amendment, and as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

6.No Further Modification.  Except as expressly set forth in this Amendment, (a) all of the terms and provisions of the Loan Documents shall remain unmodified and in full force and effect and (b) the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Lender, Borrower or Guarantor under the Loan Documents or any other document, instrument or agreement executed and/or delivered in connection therewith.

7.Consent to the Mezzanine Loan Amendment.   Pursuant to Section 10.1(b) of the Original Loan Agreement, Lender hereby consents to the execution and delivery of that certain First Amendment to the Mezzanine Loan Agreement and Loan Documents among Mezzanine Lender, Mezzanine Borrower and Guarantor (the “Mezzanine Loan Amendment”).

8.Representations and Warranties.

(a)Borrower hereby represents and warrants to Lender as of the date hereof as follows:

(i)As of the date hereof, (i) the outstanding principal balance (including accrued and unpaid PIK Interest) of (1) the Term Loan is $31,501,369.00, (2) the Building Loan is $85,008,318.00 and (3) Project Loan is $10,012,762.00, and (ii) the remaining amount of unadvanced Loan Advances is $3,000,000.00 (representing the Additional Contingency Amount).

(ii)Borrower has, to the extent applicable, the power and requisite authority to execute, deliver and perform its obligations under this Amendment and any other document executed in connection herewith and, to the extent applicable, is duly authorized to, and has taken all action necessary to authorize, execute, deliver and perform its obligations under this Amendment.

(iii)This Amendment constitutes legal, valid and binding obligations of Borrower (as applicable) enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally, and general principles of equity.

(iv)No consent, approval, authorization or order of any court or Governmental Authority or any third party is required in connection with the execution and delivery by Borrower of this Amendment or to consummate the transactions contemplated hereby, other than those that have been obtained by Borrower.

(v)Borrower does not have any defense, off-set, claim, counterclaim or cause of action of any kind or nature whatsoever against Lender with respect to the Loan or the Loan Documents to which Borrower is a party or any debt incurred by Borrower pursuant to the Loan Documents.

(vi)The representations and warranties made by Borrower in the Original Loan Agreement and the other Loan Documents or otherwise made by Borrower in connection therewith are true and correct in all material respects as if remade on the Amendment Execution Date, except (i) to the extent the subject matter of such representation or warranty relates to a particular date specified therein, in which case such representation shall be true and correct as of such specified date, (ii) to the extent such representation or warranty is no longer true as a result of the passage of time and/or the conduct, acts, omissions, events or circumstances that did not result from a Potential Default or Event of Default by Borrower.

(vii)Borrower has previously delivered to Lender all of the relevant formation and organizational documents of Borrower and Guarantor, and all such formation documents remain in full force and effect and have not been amended or modified in any way since such documents were delivered to Lender on the Closing Date.

(b)Guarantor hereby represents and warrants to Lender as of the date hereof as follows:

(i)Guarantor has, to the extent applicable, the power and requisite authority to execute, deliver and perform its obligations under this Amendment and, to the extent applicable, is duly authorized to, and has taken all action necessary to authorize, execute, deliver and perform its obligations under this Amendment.

(ii)This Amendment constitutes legal, valid and binding obligations of Guarantor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally, and general principles of equity.

(iii)No consent, approval, authorization or order of any court or Governmental Authority or any third party is required in connection with the execution and delivery by Guarantor of this Amendment or to consummate the transactions contemplated hereby, other than those that have been obtained by Guarantor.

(iv)Guarantor does not have any defense, off-set, claim, counterclaim or cause of action of any kind or nature whatsoever against Lender with respect to the Loan or the Loan Documents to which Guarantor is a party.

(v)The representations and warranties made by Guarantor in the Loan Documents or otherwise made by Guarantor in connection therewith are true and correct in all material respects as if remade on the Amendment Execution Date, except (i) to the extent the subject matter of such representation or warranty relates to a particular date specified therein, in which case such representation shall be true and correct as of such specified date, (ii) to the extent such representation or warranty is no longer true as a result of the passage of time and/or the conduct, acts, omissions, events or circumstances that did not result from a Potential Default or Event of Default by Guarantor.

9.Reaffirmation of Guaranties.  Guarantor agrees and acknowledges that the Recourse Guaranty Agreement, Completion Guaranty, Interest and Carry Guaranty and Environmental Indemnification Agreement (collectively, the “Guaranties”), as and to the extent amended by this Amendment, are and shall remain in full force and effect and are enforceable against Guarantor upon the terms and conditions set forth therein subject to applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally, and general principles of equity.  Guarantor hereby reaffirms the Guaranties, as and to the extent amended by this Amendment, and its liabilities, waivers, agreements, covenants and obligations under the Guaranties, as and to the extent amended by this Amendment.  Guarantor confirms that the applicable Guaranties, as and to the extent amended by this Amendment, are and shall remain fully enforceable, unimpaired and effective to guaranty the obligations under the applicable Guaranties, both before and after the execution and delivery of this Amendment.  Guarantor has had the opportunity to review this Amendment and is entering into this Amendment with full knowledge of each of the foregoing.  Guarantor further reaffirms its respective obligations under the applicable Guaranties, as and solely to the extent amended by this Amendment, are separate and distinct from Borrower’s obligations under the other Loan Documents.

10.Ratification.  The Original Loan Agreement and the other Loan Documents, as modified by this Amendment, are hereby ratified and confirmed and shall continue in full force and effect.

11.Waiver and Release.

(a)Effective on the execution of this Amendment, Borrower and Guarantor, on their own behalf and on behalf of each of their respective past, present and future predecessors, successors, subsidiaries, parent entities, assigns, shareholders, partners, members, owners, other principals, affiliates, managers, and, with respect to Borrower and Guarantor and each of the other foregoing entities and individuals, each of their respective predecessors, successors, assigns, and past and present shareholders, partners, members, owners, other principals, affiliates, managers, employees, officers, directors, attorneys, agents, other representatives, insurers and any other individuals and entities claiming or acting by, through, under or in concert with Borrower or Guarantor (collectively, the “Borrower Party Releasors”), hereby fully and forever release, relinquish, discharge and acquit Lender and its respective past, present, and future predecessors, successors, subsidiaries, parent entities, assigns, participants, shareholders, partners, members, owners, other principals, affiliates, managers, and, with respect to each of the foregoing entities and individuals, each of their respective predecessors, successors, assigns, participants and past and present shareholders, partners, members, owners, other principals, affiliates, managers, employees, officers, directors, attorneys, agents, other representatives, insurers and any other individuals and/or entities claiming or acting by, through, under or in concert with each such entity or individual (collectively, the “Lender Party Releasees”), of and from and against any and all claims, demands, obligations, duties, liabilities, damages (including, without limitation, special, punitive, indirect or consequential damages), expenses, claims of offset, indebtedness, debts, breaches of contract, duty or relationship, acts, omissions, misfeasance, malfeasance, causes of action, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and remedies therefor, choses in action, rights of indemnity or liability of any type, kind, nature, description or character whatsoever, arising, directly or indirectly, in any manner from and/or out of (i) the Loan, the Loan Documents and/or the Premises, (ii) Lender’s acts, statements, conduct, representations and omissions made in connection therewith, including, without limitation, the disbursement of funds or any election of Lender to refrain from any such disbursements, and the negotiation of this Amendment, and (iii) any fact, matter, transaction or event relating thereto, whether known or unknown, suspected or unsuspected, whether now existing or hereafter arising, which could, might or may be claimed to exist, whether liquidated or unliquidated, each though fully set forth herein at length; provided, however, that the foregoing release, relinquishment, discharge and acquittal shall not apply to any future breach of any of the obligations, covenants or agreements of any of the Lender Party Releasees that are expressly set forth in this Amendment or to any other matters first arising after the Amendment Execution Date.

(b)With respect to the claims released pursuant to Section 11(a) hereof, Borrower Party Releasors hereby waive the provisions of any applicable laws restricting the release of claims which the releasing parties do not know or suspect to exist at the time of release, which, if known, would have materially affected the decision to agree to these releases.  In this connection, Borrower Party Releasors hereby agree, represent and warrant to Lender that they realize and acknowledge that factual matters now unknown may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Borrower Party Releasors further agree, represent and warrant that the releases provided herein have been negotiated and agreed upon in light of that realization and that, to the extent set forth in Section 11(a) hereof, Borrower Party Releasors nevertheless hereby intend to release, discharge and acquit the parties set forth hereinabove from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are in any manner set forth in or related to the Loan and all dealings in connection therewith.

(c)Borrower Party Releasors hereby acknowledge that they have not relied upon any representation of any kind made by Lender or any Affiliate of Lender in making the foregoing release.

(d)Borrower Party Releasors represent and warrant to Lender that they have not heretofore assigned or transferred, or purported to assign or to transfer, to any person or entity any matter released by such party hereunder or any portion thereof or interest therein, and each Borrower Party Releasor agrees to indemnify, protect, defend and hold each of the Lender Party Releasees harmless from and against any and all claims based on or arising out of any such assignment or transfer or purported assignment or transfer by such party.

12.Counterparts.  This Amendment may be executed in multiple counterparts, each of which is to be deemed original for all purposes, but all of which together shall constitute one and the same instrument.

13.Exculpation.  Section 13.1 of the Original Loan Agreement is hereby incorporated in this Amendment by reference.

14.Incorporation by Reference.  To the extent that any provisions or defined terms contained in any other Loan Document are used herein or incorporated herein by reference, and such other Loan Document is terminated or otherwise satisfied prior to the termination of this Agreement, then, for the avoidance of doubt, such provisions and/or defined terms shall survive until the payment in full of all of the Obligations under each Loan Document without regard to the fact that the Loan Document originally containing the same has been otherwise terminated or satisfied.

15.Miscellaneous.  The headings used in this Amendment are for convenience only and shall be disregarded in interpreting the substantive provisions of this Amendment.  Time is of the essence of each term of the Loan Documents, including this Amendment. If any provision of this Amendment or any of the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that portion shall be deemed severed from this Amendment and the remaining parts shall remain in full force as though the invalid, illegal, or unenforceable portion had never been a part thereof.  The Loan Documents (as modified by this Amendment), including this Amendment, contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated therein and supersede all prior negotiations or agreements, written or oral.  The Loan Documents (as modified by this Amendment) shall not be modified except by written instrument executed by all parties. Any future reference to the Loan Documents shall include any amendments, renewals or extensions now or hereafter approved by Lender in writing.

16.GOVERNING LAW.  Section 14.19 of the Original Loan Agreement is hereby incorporated in this Amendment by reference.

17.TRIAL BY JURY.  Section 14.18 of the Original Loan is hereby incorporated in this Amendment by reference.

[SIGNATURE PAGE FOLLOWS]

BORROWER:

TPHGREENWICH OWNER LLC,
a Delaware limited liability company

By:	/s/ Steven Kahn
	Name:	Steven Kahn
	Title:	Chief Financial Officer

[Additional signatures appear on the following page]

LENDER AND ADMINISTRATIVE AGENT:

MACQUARIE PF INC.,
a Delaware corporation

By:	/s/ Jackie Hamilton
	Name:	Jackie Hamilton
	Title:	Authorized Signatory

By:	/s/ Gautham Srinivas
	Name:	Gautham Srinivas
	Title:	Authorized Signatory

The undersigned acknowledges this Amendment as of the date first written above solely with respect to the provisions of Sections 5, 7(b), 8, 9, 10 of this Amendment:

GUARANTOR:

TRINITY PLACE HOLDINGS INC.,
a Delaware corporation

By:	/s/ Steven Kahn
	Name:	Steven Kahn
	Title:	Chief Financial Officer